Exhibit 99.13

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights have been listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

May 24, 2013

To whom it may concern:

Company name:	IR Japan, Inc.

Representative:	Shirou Terashita Representative Director, President and Chief Executive Officer
(Securities code: 6051)

Contact:	Yoshiki Hamasaki Section Chief, Corporate Planning Section
(Tel: 03-3796-1120)

Notice Concerning the Status of Exercise of IR Japan, Inc.’s Stock Acquisition

Rights No. 1 (As of May 22, 2013)

IR Japan, Inc. (the “Company”), hereby announces that, with regard to the rights offering that the Company announced in the “Notice Concerning the Commitment-type Rights Offering (Allotment of Listing-type Stock Acquisition Rights without Contribution)” released on Friday, April 12, 2013, the status of exercise of the Company’s Stock Acquisition Rights No. 1 (the “Stock Acquisition Rights”) being exercised on or before Wednesday, May 22, 2013, and the total number of the Company’s issued shares as of Wednesday, May 22, 2013, as described below.

1.	Status of Exercise of the Stock Acquisition Rights

Name of the Stock Acquisition Rights	IR Japan, Inc. Stock Acquisition Rights No. 1

General Investors Exercise Period for the Stock Acquisition Rights*	From Friday, May 17, 2013 to Thursday, May 30, 2013

Total number of the Stock Acquisition Rights issued	1,687,029

*	The “General Investors Exercise Period” shall be the period during which the holders of the Stock Acquisition Rights other than Nomura Securities Co., Ltd. as the underwriting securities company, with which the Company entered into a commitment agreement (the “General Investors”), may exercise their Stock Acquisition Rights.

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Number of the Stock Acquisition Rights exercised during the period from Friday, May 17, 2013 to Wednesday, May 22, 2013 (the “Target Period”)	1,277,650

Ratio of exercised rights to the total number of Stock Acquisition Rights issued during the Target Period	75.73%

Number of shares delivered during the Target Period	127,765 shares

Total payment during the Target Period (Note 1)	766,590,000 yen

Notes:

1.	The total payment is the total of the issue prices for shares issued through the exercise of the Stock Acquisition Rights.

2.	The status of exercise above presents figures based on the content of the handling regarding the request for the exercise to the exercise agent, which were conducted on or before Wednesday, May 22, 2013. The final status of exercise regarding the General Investors are planned to be announced on Monday, June 3, 2013.

2.	Total number of the Company’s issued shares as of Wednesday, May 22, 2013

Total number of the Company’s issued shares	1,814,865 shares (including 71 Company’s treasury shares)

Note:	Total number of the Company’s issued shares above presents figures based on the content regarding the handling of the request for the exercise to the exercise agent, which were conducted on or before Wednesday, May 22, 2013.

END

Please note that the following is an unofficial English translation of the original Japanese text of the press release of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

Notice:

This document is a statement to be announced publicly with regard to the status of exercise of the Stock Acquisition Rights (as of May 22, 2013) and has not been prepared for the purpose of soliciting investments from specifically targeted people. Please note that shareholders or investors should carefully read the securities registration statement (http://info.edinet-fsa.go.jp/) filed on April 12, 2013, and to take responsibility for the exercise, trading or making of other investment decisions of the Stock Acquisition Rights.

Meanwhile, this document is not aimed at soliciting any primary offering or purchase of securities overseas. As for the issuance of the Stock Acquisition Rights, no registration under the Act and other laws and regulations overseas (including the Act) has been made and no such registration is planned. In the United States, any offering for subscription for or sales of securities is prohibited unless a necessary registration is made or such actions are exempt from registration in accordance with the Act.